Exhibit 99.1

FOR IMMEDIATE RELEASE

April 24, 2006

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports First Quarter Earnings

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 119-year-old IBERIABANK (http://www.iberiabank.com), announced earnings of $8.0 million for the quarter ended March 31, 2006, a 10% increase over the same period in 2005, and fully diluted earnings per share (“EPS”) of $0.81 for the first quarter of 2006, an 8% increase over the same quarter of 2005. The reported EPS for the first quarter of 2006 of $0.81 exceeded the consensus analyst estimate by a penny per share.

Highlights For The Quarter Ended March 31, 2006

•	Average deposits increased $118 million, or 5%, between the fourth quarter of 2005 and the first quarter of 2006 (“linked quarter basis”). Similarly, period-end deposits climbed $83 million, or 4%, between December 31, 2005 and March 31, 2006.

•	The Company experienced increased liquidity during the quarter. Liquid investments and bonds with maturities less than three months totaled $79 million at March 31, 2006 and expanded further to $92 million at April 21, 2006.

•	Asset quality and coverage statistics continue to remain favorable. The Company’s loan loss provision was nearly six times the $79,000 in net charge-offs recorded during the first quarter of 2006. Net charge-offs declined from 0.13% of average loans in the fourth quarter of 2005 to 0.02% in the first quarter of 2006.

•	The Company opened four new full service branch offices since year-end 2005, in Baton Rouge, Houma, the Elmwood section of New Orleans, and LaPlace. The opening of these four offices, in combination with the Mandeville and Broussard offices opened in late 2005, results in a total of six new offices opened under the Company’s branch expansion initiative. The estimated net after-tax cost of the branch expansion initiative was $0.03 per share in the first quarter of 2006.

Total assets climbed to $2.9 billion, deposits exceeded $2.3 billion and loans reached $2.0 billion at March 31, 2006, for increases of 3%, 4%, and 2%, respectively, compared to December 31, 2005. The Company continued to experience strong deposit growth for the third consecutive quarter. The deposit growth was concentrated primarily in the Acadiana and Northshore markets, and was nearly evenly split between the retail and commercial segments.

Total loans increased $37 million, or 2%, compared to December 31, 2005. During the period, commercial loans climbed $51 million, or 5%, mortgage loans decreased $2 million, or less than 1%, and consumer loans declined $11 million, or 2%. The decline in mortgages was driven by a $5 million decline in residential construction and land development loans, which accounted for only 1% of total loans at March 31, 2006, well below peer averages. Unlike many peer institutions, the Company achieved exceptional loan growth over the last several years in non-construction loan categories.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation remarked, “There exists tremendous demand for quality housing in the areas affected by Hurricanes Katrina and Rita. Given the anticipated need for residential rebuilding in the affected areas, we expect residential construction lending to increase significantly over the next several years, in a manner consistent with our historical underwriting guidelines.” The decline in the consumer loan portfolio was driven by a $6 million reduction in the home equity product and a $2 million decline in indirect automobile loan volume between December 31, 2005 and March 31, 2006.

The tax-equivalent net interest margin edged down four basis points on a linked quarter basis, after increasing 10 basis points in the fourth quarter of 2005. The average yield on earning assets was 5.86% in the first quarter of 2006, a 12 basis point increase on a linked quarter basis. Similarly, the cost of interest bearing liabilities was 2.71%, an increase of 18 basis points. Average noninterest bearing deposits edged up $2 million on a linked quarter basis, following a $48 million increase in the preceding quarter. Growth in higher cost deposits was the primary source of the four basis point decline in the margin in the first quarter.

Tax-equivalent net interest income improved $0.5 million, or 2%, on a linked quarter basis. The improvement in net interest income was primarily the result of average earning asset growth of $107 million, or 4%, on a linked quarter basis.

Byrd noted, “We are very proud of the tremendous expansion of our franchise, in terms of balance sheet growth, recruiting, branch openings, and most importantly, client growth.” Byrd continued, “The rebuilding process continues in New Orleans, though it is a difficult task that will require many years. We strive to assist our clients rebuild their lives and finance their expansion opportunities. Our branch expansion initiative will assist in reaching our existing client base and provide opportunities to develop prospective clients as well.”

Recruiting And Branch Expansion Initiative Update

The Company previously reported personnel costs associated with the 31 strategic recruits equated to $0.5 million on a pre-tax basis in the fourth quarter of 2005, or $0.03 per share after-tax. Revenues associated with this expanded staff are anticipated to materialize in 2006 and beyond. As a result, the financial impact associated with the recruits will likely soften over time as these recruits build their loan and deposit portfolios. The Company believes it has developed a strong loan origination pipeline and continues to attract high quality talent.

On September 16, 2005, the Company announced an ambitious branch expansion initiative to purchase land, deploy modular facilities, purchase and install equipment, and staff and train associates for 12 new modular branch units in communities in South Louisiana. While the completion dates for a few of the facilities were delayed as a result of site modifications, permitting delays, plan changes, and additional branch expansion opportunities, the Company demonstrated significant progress since year-end 2005. Five out of six recently opened offices are modular facilities, which are full service and staffed similar to traditional “brick and mortar” facilities. Four additional facilities are under construction, in Slidell, Lafayette, Baton Rouge and Monroe. The Company has also purchased, or has contracts to purchase, land in Covington, Metairie, and the Baton Rouge area. The net cost of the branch expansion on first quarter 2006 EPS was $0.03, compared to $0.01 in the fourth quarter of 2005 and considerably less than the $0.05 previously forecasted.

To date, the Company has not experienced difficulties in recruiting talent in association with the branch expansion initiative, despite significant labor shortages in selected areas. Many of the Company’s markets are experiencing the effects of favorable economic conditions, escalated energy prices, and extensive rebuilding work in association with Hurricanes Katrina and Rita.

Expectations For 2006

On November 22, 2005, the Company stated its expectations for the full year 2006 EPS to be in the range of $3.54 to $3.64, excluding the cost of adoption of SFAS 123R regarding expensing stock option plans. The Company anticipates application of SFAS 123R will reduce annual earnings in 2006 by approximately $0.2 million on a pre-tax basis, or $0.02 per share on an after-tax basis.

The Company’s comfort range for 2006 EPS remains in the range of $3.54 to $3.64, excluding the cost of adoption of SFAS 123R (or $3.52 to $3.62 including SFAS 123R). This comfort range includes the costs anticipated with the Company’s branch expansion initiative. Throughout 2006, the negative impact of the branch initiative on EPS is expected to decrease on a gradual basis as loan and deposit volumes accelerate throughout the year. EPS in the second quarter of 2006 is expected to be negatively affected by approximately $0.06 per share, on an after-tax basis, as a result of the branch expansion initiative.

The EPS comfort ranges provided today are based on management’s current information, estimates and assumptions. One major assumption is a sustained flattening of the yield curve in 2006 as indicated in forward interest rate curves. Another major assumption is management’s projected deposit growth of approximately $300 million attributable to Hurricanes Katrina and Rita, though actual levels may be materially higher or lower than projected levels. The Company also continues to project strong double-digit EPS growth in 2007.

Additional Highlights For The Quarter Ended March 31, 2006

•	Net income in the first quarter of 2006 totaled $8.0 million, up 10% compared to one year ago and 2% on a linked quarter basis. Return on average assets (“ROA”) was 1.13% for the first quarter of 2006. Similarly, return on average equity (“ROE”) was 12.17% and return on average tangible equity was 19.92%.

•	Nonperforming assets (“NPAs”) increased $0.7 million, or 11%, between December 31, 2005 and March 31, 2006, but decreased 15% compared to one year ago. NPAs as a percentage of total assets were 0.23% at March 31, 2006 compared to 0.21% at year-end 2005, and 0.29% one year ago. Coverage ratios of nonperforming loans and nonperforming assets at March 31, 2006 were 594% and 574%, respectively.

•	During the first quarter of 2006, the Company recorded less than $0.1 million in asset sale gains compared to $0.6 million in the fourth quarter of 2005 (the fourth quarter gain was associated with the sale of excess properties). Similarly, mortgage loan sale gains totaled $0.4 million, down slightly from $0.5 million in the fourth quarter of 2005.

•	Total shareholders’ equity increased $5 million, or 2%, between year-end 2005 and March 31, 2006. Average equity climbed $7 million, or 3%, on a linked quarter basis. At March 31, 2006, the Company’s equity-to-assets ratio was 9.18% compared to 9.24% at year-end 2005 and 9.73% one year ago. Book value per share increased $0.10 during the quarter to $27.70 at March 31, 2006.

•

Tier 1 leverage ratio was 7.59% at March 31, 2006, down slightly from 7.65% at December 31, 2005. At March 31, 2006, the Company’s Tier 1 risk-based capital ratio was 10.62%, and the total risk-based capital ratio was 11.88%. The Company purchased 38,419 shares during the first quarter of 2006 under the repurchase program authorized on May 4, 2005, at an average cost of

$55.20 per share. Approximately 117,000 shares remain authorized to be purchased under that program.

•	On March 23, 2006, the Company declared a quarterly cash dividend of $0.28 per share, an increase of 25% compared to the same quarter last year.

Investment Portfolio And Interest Rate Risk

Average investment portfolio volume increased $55 million on a linked quarter basis to $616 million. On a period-end basis, the investment portfolio climbed to $669 million from $573 million at year-end 2005. The investment portfolio equated to 23% of total assets, up from 20% at December 31, 2005. The Company has experienced a dramatic shift in funding as a result of deposit flows exceeding loan growth. During the first quarter of 2006, the Company continued to deploy investment cash flows into bonds with maturities of three months or less, high quality short-term commercial paper, discount notes, and other liquid instruments. The Company eventually expects to redeploy the excess liquidity into higher yielding loans in the near future.

The Company’s investment portfolio shortened slightly during the quarter. At March 31, 2006, the portfolio had a modified duration of 3.2 years equivalent to the level at December 31, 2005. The Company’s investment portfolio has very limited extension risk. Based on modeling at March 31, 2006, a parallel and instantaneous 300 basis point increase in interest rates would extend the portfolio by only 0.2 years. At current projected speeds, the portfolio is expected to generate approximately $83 million in cash flows in each of the next four years plus an additional $60 million of short-term liquid investments. The portfolio had an unrealized loss of $12.6 million at March 31, 2006, compared to $9.5 million at December 31, 2005. The book yield on the investment portfolio increased 11 basis points on a linked quarter basis. Bond premium amortization edged down in the first quarter to $0.4 million, compared to $0.5 million in the fourth quarter of 2005 and $0.6 million in the three prior quarters.

The Company regularly reviews the influence of interest rates on the Company’s profitability and earnings growth prospects. Asset/liability management modeling at March 31, 2006, indicated the Company’s interest rate risk position is fairly balanced. A 100 basis point instantaneous and parallel upward shift in interest rates would be estimated to increase net interest income over 12 months by 4%. Similarly, a 100 basis point decrease in interest rates would be expected to increase net interest income by 1%. The influence of a flattening yield curve, using the forward curve as a guide, would have an insignificant impact on net interest income compared to the base case scenario of no change in interest rates.

Asset Quality

The Company continues to monitor progress of clients affected by the Hurricanes. No material change in the condition of aggregate client exposure or risk exists compared to prior reports. The ratio of net charge-offs to average loans was a record Company low 0.02% in the first quarter compared to 0.13% in the fourth quarter of 2005, and 0.13% one year ago.

The Company believes that it uses a conservative definition of NPAs. The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. NPAs amounted to $6.7 million at March 31, 2006, up $0.7 million compared to December 31, 2005. NPAs equated to 0.23% of total assets at March 31, 2006, up slightly compared to 0.21% at year-end 2005, and down from 0.29% one year ago. The allowance for loan losses was 1.97% at March 31, 2006 essentially unchanged compared to 1.98% at year-end 2005, and equated to 574% of NPAs. Loans past due 30 days or more (including nonaccruing loans) represented 0.64% of total loans, up slightly compared to 0.59% at year-end 2005, but down from 0.79% one year ago. Various segments of the Company’s loan portfolio demonstrated exceptionally low levels of loans past due 30 days or more, including indirect automobile (0.79% of loans), consumer (0.88%), commercial (0.29%), and credit card (1.77%).

Operating Results

Tax-equivalent net interest income increased $0.5 million, or 2%, on a linked quarter basis. The tax-equivalent net interest margin declined four basis points, but average earning assets climbed $107 million, or 4%, on a linked quarter basis. Average loan growth of $36 million accounted for only one-third of the growth in average earnings assets during the quarter.

Noninterest income in the first quarter of 2006 declined $0.4 million, or 6%, on a linked quarter basis. In the fourth quarter of 2005, the Company recorded $0.6 million in gains on the sale of five excess properties, while asset sale gains in the first quarter of 2006 totaled less than $0.1 million.

Residential mortgage loan sale gains declined slightly on a linked quarter basis to $0.4 million compared to $0.5 million in the fourth quarter of 2005. The volume of mortgage loan originations totaled $49 million in the first quarter of 2006 compared to $52 million in the fourth quarter of 2005. The pipeline of mortgage loans in process at March 31, 2006 was $84 million compared to $56 million at year-end 2005. During the first quarter of 2006, the Company sold into the secondary market $5 million in residential mortgage loans recently released from construction that were held in the loan portfolio. This $5 million level equates to the level in the fourth quarter of 2005, but was down considerably compared to $13 million one year ago. These loan sales were part of the Company’s stated plans to sell into the secondary market recently originated, mortgage production, including permanent mortgage loans coming out of construction. Unlike many competitors, the Company does not originate and portfolio exotic retail mortgage products, such as negative amortization and option ARMs.

Noninterest expenses increased $0.2 million, or 1% on a linked quarter basis. In the fourth quarter of 2005, the Company experienced a $0.4 million increase in hospitalization costs as a result of increased medical claims. A reversion to more historical levels in this category during the first quarter of 2006 was offset by the full-quarter costs associated with recently hired strategic recruits. Increases on a linked quarter basis in business development expense and Louisiana Franchise and Shares Tax expense (consistent with historical trends for the first quarter in many prior years) were offset by lower professional fees and other expenses. No significant hurricane-related costs were incurred during the first quarter of 2006.

Based on a closing stock price of $58.01 per share on April 24, 2006, the Company’s common stock traded at a price-to-earnings ratio of 16.3 times current consensus analyst estimates of $3.56 per fully diluted EPS for 2006 and 14.2 times the average analyst 2007 estimate of $4.08. This price also equates to 2.09 times March 31, 2006 book value per share of $27.70. On March 23, 2006, the Company declared a quarterly cash dividend of $0.28 per share, payable to shareholders of record as of March 31, 2006. This dividend level equated to an annualized dividend rate of $1.12 per share and an indicated dividend yield of 1.93%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Tuesday, April 25, 2006, beginning at 9:00 a.m. Central Time by dialing 1-800-553-0358. The confirmation code for the call is 824133. A replay of the call will be available until midnight Central Time on May 2, 2006 by dialing 1-800-475-6701. The confirmation code for the replay is 824133.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the second largest Louisiana-based bank holding company. The Company operates 48 offices located in New Orleans, Baton Rouge, Shreveport, Northeast Louisiana, LaPlace, Houma, and the Acadiana and Northshore regions of Louisiana. The Company’s common stock trades on

NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $560 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended March 31,			For The Quarter Ended December 31,
	2006	2005	% Change	2005	% Change
Income Data (in thousands):
Net Interest Income	$22,420	$20,549	9%	$21,933	2%
Net Interest Income (TE) (1)	23,279	21,336	9%	22,795	2%
Net Income	8,046	7,300	10%	7,913	2%
Per Share Data:
Net Income - Basic	$0.87	$0.81	7%	$0.86	1%
Net Income - Diluted	0.81	0.75	8%	0.80	1%
Book Value	27.70	27.64	0%	27.60	0%
Tangible Book Value (2)	17.35	17.00	2%	17.07	2%
Cash Dividends	0.28	0.22	25%	0.28	—
Number of Shares Outstanding:
Basic Shares (Average)	9,292,156	8,988,854	3%	9,219,266	1%
Diluted Shares (Average)	9,884,303	9,674,953	2%	9,857,989	0%
Book Value Shares (Period End) (3)	9,692,824	9,607,398	1%	9,548,812	2%
Key Ratios: (4)
Return on Average Assets	1.13%	1.13%		1.13%
Return on Average Equity	12.17%	11.75%		12.03%
Return on Average Tangible Equity (2)	19.92%	18.70%		20.07%
Net Interest Margin (TE) (1)	3.53%	3.56%		3.57%
Efficiency Ratio	59.7%	58.9%		59.2%
Tangible Efficiency Ratio (TE) (1) (2)	56.4%	55.6%		56.0%
Average Loans to Average Deposits	84.6%	91.4%		87.5%
Nonperforming Assets to Total Assets (5)	0.23%	0.29%		0.21%
Allowance for Loan Losses to Loans	1.97%	1.37%		1.98%
Net Charge-offs to Average Loans	0.02%	0.13%		0.13%
Average Equity to Average Total Assets	9.28%	9.59%		9.40%
Tier 1 Leverage Ratio	7.59%	8.04%		7.65%
Dividend Payout Ratio	33.7%	29.4%		33.8%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

(3)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

(4)	All ratios are calculated on an annualized basis for the period indicated.

(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	March 31,			December 31, 2005
BALANCE SHEET (End of Period)	2006	2005	% Change
ASSETS
Cash and Due From Banks	$50,981	$50,104	1.7%	$66,697
Interest-bearing Deposits in Banks	19,012	14,059	35.2%	60,103

Total Cash and Equivalents	69,993	64,163	9.1%	126,800
Investment Securities Available for Sale	640,445	566,921	13.0%	543,495
Investment Securities Held to Maturity	28,479	32,782	(13.1%)	29,087

Total Investment Securities	668,924	599,703	11.5%	572,582
Mortgage Loans Held for Sale	13,057	10,846	20.4%	10,515
Loans, Net of Unearned Income	1,955,961	1,833,997	6.7%	1,918,516
Allowance for Loan Losses	(38,438)	(25,091)	53.2%	(38,082)

Loans, net	1,917,523	1,808,906	6.0%	1,880,434
Premises and Equipment	57,961	47,769	21.3%	55,010
Goodwill and Acquisition Intangibles	100,286	102,202	(1.9%)	100,576
Mortgage Servicing Rights	80	153	(47.9%)	96
Other Assets	98,529	96,271	2.3%	106,579

Total Assets	$2,926,353	$2,730,013	7.2%	$2,852,592

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$330,264	$265,278	24.5%	$350,065
Interest-bearing Deposits	1,995,794	1,766,457	13.0%	1,892,891

Total Deposits	2,326,058	2,031,735	14.5%	2,242,956
Short-term Borrowings	745	92,000	(99.2%)	745
Securities Sold Under Agreements to Repurchase	68,274	77,706	(12.1%)	68,104
Long-term Debt	243,962	239,555	1.8%	250,212
Other Liabilities	18,818	23,470	(19.8%)	27,006

Total Liabilities	2,657,857	2,464,466	7.8%	2,589,023
Total Shareholders’ Equity	268,496	265,547	1.1%	263,569

Total Liabilities and Shareholders’ Equity	$2,926,353	$2,730,013	7.2%	$2,852,592

	For The Three Months Ended March 31,
INCOME STATEMENT	2006	2005	% Change
Interest Income	$37,588	$31,454	19.5%
Interest Expense	15,168	10,905	39.1%

Net Interest Income	22,420	20,549	9.1%
Provision for Loan Losses	435	650	(33.1%)

Net Interest Income After Provision for Loan Losses	21,985	19,899	10.5%
Service Charges	3,001	3,140	(4.4%)
ATM / Debit Card Fee Income	800	608	31.7%
BOLI Cash Surrender Value Income	509	456	11.5%
Gain on Sale of Loans, net	393	558	(29.5%)
Other Gains (Losses)	46	41	12.0%
Other Noninterest Income	1,517	1,278	18.7%

Total Noninterest Income	6,266	6,081	3.1%
Salaries and Employee Benefits	9,571	8,239	16.2%
Occupancy and Equipment	2,340	1,889	23.9%
Amortization of Acquisition Intangibles	290	284	2.2%
Other Noninterest Expense	4,913	5,264	(6.7%)

Total Noninterest Expense	17,114	15,676	9.2%
Income Before Income Taxes	11,137	10,304	8.1%
Income Taxes	3,091	3,004	2.9%

Net Income	$8,046	$7,300	10.2%

Earnings Per Share, diluted	$0.81	$0.75	7.9%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	March 31,			December 31, 2005
LOANS RECEIVABLE	2006	2005	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$433,260	$396,480	9.3%	$430,111
Construction	25,574	28,815	(11.2%)	30,611

Total Residential Mortgage Loans	458,834	425,295	7.9%	460,722
Commercial Loans:
Real Estate	580,128	531,601	9.1%	545,868
Business	393,293	338,863	16.1%	376,966

Total Commercial Loans	973,421	870,464	11.8%	922,834
Consumer Loans:
Indirect Automobile	227,742	223,287	2.0%	229,646
Home Equity	224,417	236,800	(5.2%)	230,363
Automobile	22,668	25,321	(10.5%)	23,372
Credit Card Loans	7,705	7,824	(1.5%)	8,433
Other	41,174	45,006	(8.5%)	43,146

Total Consumer Loans	523,706	538,238	(2.7%)	534,960

Total Loans Receivable	1,955,961	1,833,997	6.7%	1,918,516

Allowance for Loan Losses	(38,438)	(25,091)		(38,082)

Loans Receivable, Net	$1,917,523	$1,808,906		$1,880,434

	March 31,			December 31, 2005
ASSET QUALITY DATA	2006	2005	% Change
Nonaccrual Loans	$4,596	$6,663	(31.0%)	$4,773
Foreclosed Assets	95	39	145.8%	54
Other Real Estate Owned	128	258	(50.4%)	203
Accruing Loans More Than 90 Days Past Due	1,878	887	111.8%	1,003

Total Nonperforming Assets (1)	$6,697	$7,847	(14.7%)	$6,033

Nonperforming Assets to Total Assets (1)	0.23%	0.29%	(20.4%)	0.21%
Nonperforming Assets to Total Loans + OREO (1)	0.34%	0.43%	(20.0%)	0.31%
Allowance for Loan Losses to Nonperforming Loans (1)	593.8%	332.3%	78.7%	659.3%
Allowance for Loan Losses to Nonperforming Assets (1)	573.9%	319.8%	79.5%	631.3%
Allowance for Loan Losses to Total Loans	1.97%	1.37%	43.6%	1.98%
Year to Date Charge-offs	$716	$983	(27.2%)	$5,541
Year to Date Recoveries	$637	$415	53.6%	$1,895

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

	March 31,			December 31, 2005
DEPOSITS	2006	2005	% Change
Noninterest-bearing Demand Accounts	$330,264	$265,278	24.5%	$350,065
NOW Accounts	637,408	583,083	9.3%	575,379
Savings and Money Market Accounts	573,490	450,933	27.2%	554,731
Certificates of Deposit	784,896	732,441	7.2%	762,781

Total Deposits	$2,326,058	$2,031,735	14.5%	$2,242,956

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	March 31, 2006		March 31, 2005
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$461,280	5.43%	$423,943	5.34%
Commercial Loans (TE) (1)	941,036	6.30%	824,758	5.43%
Consumer and Other Loans	529,472	7.03%	522,787	6.66%

Total Loans	1,931,788	6.29%	1,771,488	5.77%
Mortgage Loans Held for Sale	9,566	6.39%	10,360	4.86%
Investment Securities (TE) (1)(2)	620,103	4.59%	569,546	4.43%
Other Earning Assets	74,420	5.03%	48,665	3.07%

Total Earning Assets	2,635,877	5.86%	2,400,059	5.39%
Allowance for Loan Losses	(38,214)		(23,142)
Nonearning Assets	289,832		249,982

Total Assets	$2,887,495		$2,626,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$611,586	2.15%	$575,464	1.48%
Savings and Money Market Accounts	561,394	1.64%	422,106	0.92%
Certificates of Deposit	774,909	3.43%	696,153	2.61%

Total Interest-bearing Deposits	1,947,889	2.51%	1,693,723	1.80%
Short-term Borrowings	67,122	1.86%	191,570	2.07%
Long-term Debt	247,235	4.51%	228,035	4.17%

Total Interest-bearing Liabilities	2,262,246	2.71%	2,113,328	2.08%
Noninterest-bearing Demand Deposits	336,616		243,738
Noninterest-bearing Liabilities	20,543		17,943

Total Liabilities	2,619,405		2,375,009
Shareholders’ Equity	268,090		251,890

Total Liabilities and Shareholders’ Equity	$2,887,495		$2,626,899

Net Interest Spread	$22,420	3.14%	$20,549	3.31%
Tax-equivalent Benefit	859	0.13%	787	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$23,279	3.53%	$21,336	3.56%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	3/31/2006	12/31/2005	3/31/2005
Net Interest Income	$22,420	$21,933	$20,549
Effect of Tax Benefit on Interest Income	859	862	787

Net Interest Income (TE) (1)	23,279	22,795	21,336

Noninterest Income	6,266	6,674	6,081
Effect of Tax Benefit on Noninterest Income	274	274	246

Noninterest Income (TE) (1)	6,540	6,948	6,327

Total Revenues (TE) (1)	$29,819	$29,743	$27,663

Total Noninterest Expense	$17,114	$16,943	$15,676
Less Intangible Amortization Expense	(290)	(299)	(284)

Tangible Operating Expense (2)	$16,824	$16,644	$15,392

Return on Average Equity	12.17%	12.03%	11.75%
Effect of Intangibles (2)	7.75%	8.04%	6.95%

Return on Average Tangible Equity (2)	19.92%	20.07%	18.70%

Efficiency Ratio	59.7%	59.2%	58.9%
Effect of Tax Benefit Related to Tax Exempt Income	(2.3%)	(2.2%)	(2.2%)

Efficiency Ratio (TE) (1)	57.4%	57.0%	56.7%
Effect of Amortization of Intangibles	(1.0%)	(1.0%)	(1.1%)

Tangible Efficiency Ratio (TE) (1) (2)	56.4%	56.0%	55.6%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
ASSETS
Cash and Due From Banks	$59,721	$60,488	$53,087	$47,302	$47,575
Interest-bearing Deposits in Banks	53,684	29,371	25,384	16,326	21,648
Investment Securities	616,041	560,583	568,356	590,950	575,846
Mortgage Loans Held for Sale	9,566	12,987	15,621	12,436	10,360
Loans, Net of Unearned Income	1,931,788	1,895,970	1,854,951	1,836,362	1,771,488
Allowance for Loan Losses	(38,214)	(38,070)	(25,184)	(25,104)	(23,142)
Other Assets	254,909	256,076	246,143	245,432	223,124

Total Assets	$2,887,495	$2,777,405	$2,738,358	$2,723,704	$2,626,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$336,616	$334,840	$286,959	$267,004	$243,738
Interest-bearing Deposits	1,947,889	1,831,262	1,778,336	1,763,875	1,693,723

Total Deposits	2,284,505	2,166,102	2,065,295	2,030,879	1,937,461
Short-term Borrowings	751	16,913	86,902	120,138	141,020
Securities Sold Under Agreements to Repurchase	66,371	59,654	46,786	51,805	50,550
Long-term Debt	247,235	255,047	258,090	240,637	228,035
Other Liabilities	20,543	18,624	14,693	13,430	17,943

Total Liabilities	2,619,405	2,516,340	2,471,766	2,456,889	2,375,009
Total Shareholders’ Equity	268,090	261,065	266,592	266,815	251,890

Total Liabilities and Shareholders’ Equity	$2,887,495	$2,777,405	$2,738,358	$2,723,704	$2,626,899

	2006	2005
INCOME STATEMENT	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest Income	$37,588	$35,786	$34,541	$33,549	$31,454
Interest Expense	15,168	13,853	13,499	12,274	10,905

Net Interest Income	22,420	21,933	21,042	21,275	20,549
Provision for Loan Losses	435	625	15,164	630	650

Net Interest Income After Provision for Loan Losses	21,985	21,308	5,878	20,645	19,899
Total Noninterest Income	6,266	6,674	6,640	6,745	6,081
Total Noninterest Expense	17,114	16,943	15,773	16,047	15,676

Income (Loss) Before Income Taxes	11,137	11,039	(3,255)	11,343	10,304
Income Taxes	3,091	3,126	(1,914)	3,215	3,004

Net Income (Loss)	$8,046	$7,913	$(1,341)	$8,128	$7,300

Earnings (Loss) Per Share, basic	$0.87	$0.86	$(0.15)	$0.88	$0.81

Earnings (Loss) Per Share, diluted	$0.81	$0.80	$(0.15)	$0.82	$0.75

Book Value Per Share	$27.70	$27.60	$27.26	$28.00	$27.64

Return on Average Assets	1.13%	1.13%	(0.19%)	1.20%	1.13%
Return on Average Equity	12.17%	12.03%	(2.00%)	12.22%	11.75%
Return on Average Tangible Equity	19.92%	20.07%	(2.74%)	20.26%	18.70%